Exhibit 10.6

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LIDAR PRODUCT COLLABORATION AGREEMENT

This LiDAR Product Collaboration Agreement (the “Agreement”) is entered into as of the date of the last signature to it and is effective as of October 25th 2022 (“Effective Date”) between Intel Corporation, a company established and existing under the laws of Delaware and the United States (“Intel”), and Mobileye Vision Technologies Ltd., a company established and existing under the laws of Israel (“Mobileye”). Intel and Mobileye are each a “party” to this Agreement and, collectively, the “parties.”

BACKGROUND

(A)

The parties contemplate that Mobileye Global Inc., the indirect parent of Mobileye, will make an initial public offering of its Class A common stock pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended.

(B)

After this initial public offering, the parties intend to collaborate on certain technical development projects under a Technology and Services Agreement (“TSA”) to be executed by the parties on or around the date of execution of this Agreement.

(C)

The TSA will not apply to the collaboration between the parties for the development and manufacture of a LiDAR sensor system for automobiles. Instead, as detailed below, this Agreement sets out the terms that will apply to the parties’ collaboration for a LiDAR sensor system, pursuant to which Intel will manufacture and sell to Mobileye or any of its Affiliates a photonic integrated circuit and grating and mirrors wafers that meet Mobileye requirements, which Mobileye will market and sell as part of a LiDAR sensor system solely for external environment sensing for automobiles, under a gross profit-sharing model with Intel.

ATTACHMENTS

The following attachments are incorporated into this Agreement:

Schedule 1:SOW

Schedule 2:BVL2 Program and CVL Development Costs

Schedule 3:Gross profit share

Schedule 4:BVL and CVL pricing

Schedule 5A:LiDAR Background Technology

Schedule 5B:Intel Fundamental Technology Areas

Schedule 5C:Intel LiDAR Patents

Schedule 6:Patent filing provisions

Schedule 6A:Project Invention Tracking Document

Schedule 7:Project management; Change management

Schedule 8:Patent litigation assistance

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AGREEMENT

The parties agree as follows:

1.	Definitions. Capitalized terms used in this Agreement have the following meanings:
1.1.	ADAS means advanced driver assistance systems.
1.2.

Affiliate means an entity that directly or indirectly Controls, or is directly or indirectly Controlled by, or is under common Control with, either Intel or Mobileye, but only as long as such Control exists, provided that for purposes of this Agreement:

1.2.1.	none of the Mobileye Entities will be considered an Affiliate of any Intel Entities;
1.2.2.	none of the Intel Entities will be considered an Affiliate of any Mobileye Entities;
1.2.3.	no portfolio company of Intel Capital will be considered an Affiliate of Intel or any of Intel’s or the Intel Entities’ Affiliates, and
1.2.4.	none of Intel or any of Intel’s or the Intel Entities’ Affiliates will be considered an Affiliate of such portfolio company or any of such portfolio company’s Subsidiaries.
1.3.	Agreement means Sections 1 through 23 of this document, its attached schedules, and all of its SOWs, as they may be amended from time to time in accordance with Section 23.1.
1.4.	Automobile means a vehicle used primarily on public roads for transportation and not for military purposes.
1.5.

Background IPR means all Intellectual Property Rights, trademarks, trade names, service marks, trade dress, and other forms of corporate or product identification owned, controlled, obtained, or licensed by a party at any time prior to or after the Term, or arising from development of Technology created independently of this Agreement.

1.6.	BVL2 PIC means the LiDAR TRX photonic integrated circuit for the BVL2 Program, which complies with the BVL2 Program documentation, and which is further detailed in an SOW.
1.7.

BVL2 Program means the program for the development of an external environment-sensing FMCW LiDAR sensor system for autonomous Automobiles or ADAS in Automobiles, intended to go into production by Mobileye in 2025, and which incorporates (among other components) a BVL2 PIC and grating and mirrors and includes packaging, and TEFL engineering samples.

1.8.

Co-Develop means to engage in joint technical co-design and co-product development with a contractual commitment for Intel engineering resources and high-volume production, and Co-Developed has a corresponding meaning.

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1.9.	Conceived means formation in the mind of the inventor(s) of a definite, complete, and operative Invention, as it may be practiced, and Conception has a corresponding meaning.
1.10.	Confidential Information is the information defined as confidential in the CNDA and RUNDA between the parties.
1.11.

Control or Controlled means directly or indirectly owning or having voting control over more than fifty percent (50%) of the outstanding securities entitled to vote for the election of directors or similar managing authority of an entity, or otherwise having the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of an entity.

1.12.

Copyrights means all copyrights, copyright applications, copyright registrations, and any analogous or related right arising under statutory or common law, anywhere in the world, Including any rights from laws implementing the European Database Directive 96/9/EC.

1.13.	CNDA means the corporate non-disclosure agreement between the parties.
1.14.	Created means collected, Conceived, created, authored, developed, or generated.
1.15.	CVL PIC is an XVL PIC that immediately follows the BVL2 PIC and is intended for sale in 2027.
1.16.

CVL Program means a program for the development of an external environment-sensing FMCW LiDAR sensor system for autonomous Automobiles or ADAS in Automobiles, which incorporates (among other components) a CVL PIC and grating and mirrors, as further agreed by the parties.

1.17.	Day means a day other than a Friday, Saturday, Sunday or public holiday in Israel and California when banks in Tel Aviv and California are open for business.
1.18.	DRA means the Development and Reimbursement Agreement between the parties dated 3 December 2018.
1.19.	FMCW means frequency-modulated continuous wave.
1.20.

Force Majeure Event means an event beyond a party’s reasonable control. A Force Majeure Event that is continuous, but changes in severity or impact, may constitute more than one Force Majeure Event. For example, Covid-19-related issues can be fluid and newly imposed restrictions or warnings, or travel inaccessibility, may cause a new Force Majeure Event to occur. A Force Majeure Event includes the following:

1.20.1.

an act of God (whether or not caused by human action), such as earthquake, fire, flood, hurricane, mudslide, bacterial or viral outbreak, pandemic, epidemic, or other outbreak of communicable disease (including Covid-19 and its variants and mutations), tornado, tsunami, volcanic activity, wildfire, and other natural disasters;

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1.20.2.

an act of a government agency or civil or military authority, or civil disturbance, such as civil war, embargo, insurrection, martial law, military action, order, ordinance, or regulation (including any officially declared emergency or any closing or limiting business operations, travel, or use of private or public transportation or other mobility), rebellion, revolution, riot, and war;

1.20.3.	a malicious act or damage, such as sabotage, terrorism, vandalism, or cyberattacks;
1.20.4.

an accident, such as one involving an aircraft, motor vehicle, ship, or train, or any chemical release, collision, explosion, fire, radiation or radioactive contamination, or a negligent act causing damage;

1.20.5.

a protracted failure of an air, gas, water, or electrical or other energy source, or of a broadband, radio or television broadcast, cellular, internet, satellite, telephone, or other communication system;

1.20.6.

production or supply-chain disruption, such as breakdown of plant, equipment, or machinery, default of supplier or subcontractor, inability to secure transportation, shortage of supply or delay in delivery by vendor, strike, lockout, or other labor dispute or stoppage (whether involving its own workforce or a supplier or subcontractor); or

1.20.7.	other events of like nature.
1.21.	General Project Technology means Project Technology that is not LiDAR Foreground Technology, System Technology, or LiDAR Transitional Technology.
1.22.	Identified LiDAR Technology means LiDAR Background Technology or LiDAR Foreground Technology specified by Intel in an SOW as available for internal use by Mobileye for the Project.
1.23.	Including, whether capitalized or not means including without limitation.
1.24.

Initial Product means an external environment-sensing FMCW LiDAR sensor system for autonomous Automobiles or ADAS in Automobiles (comprising, as applicable, hardware, software and firmware), which includes (among other components) a BVL2 PIC and grating and mirrors.

1.25.	Intel Entities means Intel and its Subsidiaries (other than the Mobileye Entities).
1.26.

Intellectual Property Rights or IPR means all intellectual property rights, Including Copyrights, Patent Rights, and Trade Secret Rights, but excluding trademarks, trade names, service marks, trade dress, or other forms of corporate or product identification.

1.27.	Invention means an invention of a process, machine, manufacture, or composition of matter, or improvement.
1.28.	Invention Information means information that: (A) describes inventorship and the inventive aspects of an Invention or its operation; and (B) is confidential and not generally known in the industry.

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1.29.

IPO Date means the date on which Mobileye Global Inc., the indirect parent of Mobileye, makes an initial public offering of its Class A common stock pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended.

1.30.	Jointly-Conceived means when Personnel of both parties conceive of at least one inventive aspect of an Invention as determined under U.S. patent law standards.
1.31.	LiDAR Background Technology means:
1.31.1.	Intel’s existing LiDAR technology that is described in Schedule 5A; and
1.31.2.	the LiDAR Transitional Technology.
1.32.	LiDAR Foreground Technology means:
1.32.1.	any modification to or improvement of the LiDAR Background Technology, which is Created during the Term;
1.32.2.	any Technology Created during the Term (other than LiDAR Transitional Technology) embodied in:
(a)	the BVL2 PIC; or
(b)

any other generation of the LiDAR PIC which is a derivative of the BVL2 PIC or is based on (i) LiDAR Background Technology or modifications thereof, or (ii) Project Technology referred to in Section 1.32.3;

1.32.3.	any Project Technology of any type or category that is identified in Schedule 5A or Schedule 5B or which is in the same field as any of the Inventions in Schedule 5C; or
1.32.4.	any Project Technology Solely-Created by Personnel of Intel, or jointly Created by Personnel of both parties, in each case after the IPO Date, that is:
(a)	system design and system architecture of an FMCW LiDAR sensor system; or
(b)	system software and system algorithms for an FMCW LiDAR sensor system.
1.33.	LiDAR Non-Compete Term means a period that begins on the Effective Date and ends the earlier of:
1.33.1.	five years after the Effective Date;
1.33.2.	three years from the date when Intel no longer exercises Control over Mobileye or its Affiliates;
1.33.3.	the date on which Mobileye cancels the Initial Product or any Subsequent Product development;

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1.33.4.	the day after the last day of a Suspension notified to Intel under Section 19.6.2 or 19.6.3 or the date on which Section 19.6.3(c) applies;
1.33.5.	the date on which Intel properly terminates this Agreement for Mobileye’s material breach;
1.33.6.	the date on which Mobileye terminates this Agreement (other than properly for Intel’s material breach); or
1.33.7.	the date on which Mobileye commences work to manufacture any PIC (other than a BVL2 PIC or an XVL PIC) with any third party.
1.34.	LiDAR Team means the personnel formerly employed or contracted by Intel, who transferred to Mobileye to work on LiDAR Technology.
1.35.	LiDAR Transitional Technology means all Technology Created, solely or jointly with Intel, by:
1.35.1.	the LiDAR Team before the IPO Date; or
1.35.2.	any other Mobileye Personnel in the course of their work on any silicon photonics-based LiDAR sensor, prior to the IPO Date;

in each case where the Technology is: (a) of any type or category that is identified in Schedule 5A or Schedule 5B; (b) in the same field as any invention in Schedule 5C; (c) system design and system architecture of a LiDAR sensor; or (d) system software and system algorithms for a FMCW LiDAR sensor.

1.36.	Mobileye Entities means Mobileye Global Inc. and its Subsidiaries and any entity which becomes a Subsidiary of Mobileye Global Inc. after the Effective Date.
1.37.	Non-Selecting Party means a party who does not select the Project Invention by the process described in Section 12.3.
1.38.

Patent Rights means all patent rights in classes and types of utility and design patents applied for and issued (Including substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations, extensions, renewals and industrial design registrations), anywhere in the world.

1.39.	Personnel means a party’s and its Affiliates’ employees, agents, contractors, and subcontractors.
1.40.	PIC means photonics integrated circuit.
1.41.	Project means:
1.41.1.	the project between the parties for the design, development, manufacture, marketing, and sale of the BVL2 PIC, grating and mirrors for the Initial Product under this Agreement; and
1.41.2.

any other project between the parties for the design, development, manufacture, marketing, and sale of any XVL PIC, grating and mirrors for any Subsequent Product that is agreed by the parties pursuant to Section 5.1 of this Agreement,

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the work for which in each case is further described in the SOWs.

1.42.	Project Invention means Project Technology that is an Invention.
1.43.	Project IPR means Copyrights, Trade Secret Rights and Project Patent Rights, to Project Technology.
1.44.	Project Patent Rights means all Patent Rights from any patent application filed by a party that claims a Project Invention.
1.45.	Project Technology means Technology which is Created by Personnel of one or both parties for a Project during the Term, under an SOW.
1.46.	RUNDA means any restricted use non-disclosure agreement between the parties.
1.47.	Selecting Party means a party who selects a Project Invention by the process described in Section 12.3.
1.48.	Solely-Authored means when only Personnel of one party authors a work and it is not intentionally combined with the work of the other party as part of a unitary work.
1.49.	Solely-Collected means when only Personnel of one party collects or creates information (Including data of any kind in any format but excluding works of authorship) that is Project Technology.
1.50.	Solely-Conceives or Solely Conceived means when only Personnel of one party contributes to the Conception of a Project Invention.
1.51.	Solely-Created means Solely-Conceived for Project Inventions, Solely-Authored for works of authorship, or Solely-Collected for information.
1.52.	Statement of Work or SOW means a statement of work under this Agreement, as further described in Section 2.1.
1.53.	Subsidiary means, as to any Person (defined below), a corporation, limited liability company, joint venture, partnership, trust, association, or other entity in which such Person:
1.53.1.

beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership; or

1.53.2.	otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body,

where a “Person” is any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.

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1.54.	Subsidiary Agreement means the agreement between Intel Corporation and Intel Subsidiaries dated March 4, 2014, to which Mobileye acceded by an agreement dated August 8, 2017.
1.55.	Substantially Similar Product means a PIC for an external environment-sensing FMCW LiDAR sensor system for (a) ADAS in Automobiles or (b) autonomous Automobiles, in each case which both:
1.55.1.	implements a PIC layout that is substantially similar to the BVL2 PIC; and
1.55.2.	has a 28 channel count only.
1.56.

Subsequent Product means an external environment-sensing FMCW LiDAR sensor system for autonomous Automobiles or ADAS in Automobiles, (comprising, as applicable, hardware, software and firmware) which includes (among other components) an XVL PIC and grating and mirrors.

1.57.	System Technology means any Project Technology (other than LiDAR Foreground Technology) which is Solely-Created between the IPO Date and the last day of the Term, by Mobileye Personnel, that is:
1.57.1.	system design and system architecture of an FMCW LiDAR sensor system; or
1.57.2.	system software and system algorithms for an FMCW LiDAR sensor system.
1.58.

Technology means all information (Including ideas, plans, know-how, data, algorithms, models, discoveries, Inventions, processes, and methods); tangible embodiments (Including hardware, devices, machinery, equipment, tools, apparatus, prototypes, samples, and compositions), and works of authorship (Including documents, specifications, reports, presentations, software, firmware, RTL code, libraries, databases, compilations, designs, schematics, and photographs), in any format on any media.

1.59.	Term means the term of this Agreement as described in Section 19.1.
1.60.	Trade Secret Rights means all trade secret rights or any analogous right, arising under statutory or common law, anywhere in the world.
1.61.	XVL PIC means any generation of the LiDAR photonic integrated circuit other than the BVL2 PIC which is described in an SOW and:
1.61.1.	is a derivative of the BVL2 PIC; or
1.61.2.	is based on or includes LiDAR Background Technology or LiDAR Foreground Technology.
1.62.

XVL Program means a program for the development of an external environment-sensing FMCW LiDAR sensor system for autonomous Automobiles or ADAS in Automobiles, which incorporates (among other components) an XVL PIC and grating and mirrors, as further agreed by the parties.

2.	Project work, funding, and documentation

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2.1.

Statements of Work. The parties will describe and allocate responsibility for the design, development, and manufacturing work of a Project and the marketing and pricing of the Initial Product (and any Subsequent Product agreed under Section 5.1) in sequential statements of work covering the duration of each Project. Each SOW:

2.1.1.	must be substantially in the form of Schedule 1;
2.1.2.	when in relation to the Project for the Initial Product, will be subject to the provisions in Section 3 and Section 4;
2.1.3.	when in relation to the Projects for any Subsequent Products, will be subject to the provisions in Section 5.2 and Section 5.3; and
2.1.4.	must be signed by authorized representatives of both parties.
2.2.

Project funding. Schedule 2 sets out the joint funding for the BVL2 Program and the joint funding which will apply to the CVL Program if an agreement under Section 5.4 is concluded. Any necessary payment terms regarding project funding will be agreed in writing by the parties prior to any payment taking place.

2.3.	SOW agreement process. SOWs will be agreed by the parties in accordance with the following process:
2.3.1.

either party may propose a draft SOW (“Proposed SOW”) and will do so in a timely manner, having regard to the need to obtain the input and cooperation of the other and the need to execute an SOW prior to its commencement date;

2.3.2.	the parties will meet as necessary to discuss and revise the Proposed SOW in a timely manner; and
2.3.3.	if the parties cannot agree on the Proposed SOW the dispute resolution process in Section 20 will apply.
2.4.	Project management. The parties will comply with Schedule 7 which sets out the procedures and mechanisms for Project management (Including change management).
3.	Outline of Initial Product manufacturing responsibilities
3.1.	BVL2 PIC, grating and mirror wafer manufacture.
3.1.1.

Mobileye is not licensed to manufacture (or have manufactured) the BVL2 PIC or grating or mirror wafers. Subject to Section 7, Mobileye may not disclose any Intel Confidential Information (including any information related to the BVL2 PIC) to any third party without Intel’s prior express written agreement.

3.1.2.

Intel will exclusively manufacture the BVL2 PIC and grating and mirror wafers for the Initial Product, provided that Intel will agree to license a foundry which it wholly-owns (“Wholly-Owned Foundry”) to manufacture the BVL2 PIC (and the grating and mirror wafers if

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applicable) for the Initial Product, only if Mobileye requests that the parties explore the option for the Wholly-Owned Foundry to manufacture the BVL2 PIC, and all of the following conditions are met:

(a)

the parties’ joint financial analysis (which must include consideration of and accounting for Intel’s and Mobileye's costs and contributions) concludes that it is more cost-effective for Intel and Mobileye to enable the Wholly-Owned Foundry to manufacture the BVL2 PIC (and grating and mirror wafers if applicable); and

(b)

Intel concludes an agreement with the Wholly-Owned Foundry that is sufficiently protective of Intel’s confidential information, the LiDAR Background Technology, and LiDAR Foreground Technology, and sets out the commercial and legal aspects of licensing and manufacturing the BVL2 PIC for the Initial Product, (and grating and mirror wafers if applicable), Including any licenses of Intel Technology which Intel considers are necessary to enable the development and manufacture of the BVL2 PIC (and grating and mirror wafers if applicable) for the Initial Product.

3.1.3.

If the parties decide (each in their sole discretion) that it would be mutually beneficial to explore other manufacturing options, they may, by separate written agreement signed by their authorized representatives, agree that a third-party foundry which is not a Wholly-Owned Foundry will manufacture the BVL2 PIC (and grating and mirror wafers if applicable) for the Initial Product. The separate written agreement must be sufficiently protective of Intel’s confidential information, the LiDAR Background Technology, and LiDAR Foreground Technology, and set out the commercial and legal aspects of licensing and manufacturing the BVL2 PIC (and grating and mirror wafers if applicable), Including any licenses of Intel Technology which Intel considers are necessary to enable the development and manufacture of the BVL2 PIC (and grating and mirror wafers if applicable) for the Initial Product.

3.2.	BVL2 PIC and grating and mirrors sale. The price of the BVL2 PIC and the grating and mirrors for the Initial Product is described in Schedule 4.
3.3.

BVL2 PIC and grating and mirror wafer manufacture. Other than the manufacturing of the BVL2 PIC and the grating and mirror wafers, Mobileye will manufacture and assemble (or have manufactured and assembled) all components of the Initial Product. Mobileye will integrate (or procure the integration of) the BVL2 PIC, grating, and mirrors into the Initial Product, subject to compliance with Section 7.

4.	Outline of Initial Product marketing responsibilities
4.1.	Initial Product marketing. The parties intend that Mobileye will exclusively market and sell the Initial Product. The parties will agree in writing on annual

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plans for sales and marketing of the Initial Product in accordance with Section 4.2.

4.2.	BVL2 Program restrictions. Mobileye may only:
4.2.1.

use the BVL2 PIC, grating and mirrors in an Initial Product as integrated (by or for Mobileye) into an autonomous Automobile or ADAS solution in an Automobile, that Mobileye operates or sells for mobility-as-a-service;

4.2.2.	sell the BVL2 PIC, grating and mirrors to an automotive Tier 1 supplier:
(a)	for integration into an Initial Product for autonomous Automobile or ADAS in an Automobile, for an automotive OEM;
(b)	for sale to an automotive OEM for integration into an Initial Product for autonomous Automobiles or ADAS in Automobiles;
4.2.3.	sell the BVL2 PIC, grating and mirrors to an automotive OEM for integration into an Initial Product for autonomous Automobiles or ADAS in Automobiles; and
4.2.4.	sell the BVL2 PIC, grating and mirrors in an Initial Product to other third parties in other markets agreed in writing signed by authorized representatives of the parties.
4.3.

Gross Profit Sharing. For each Initial Product or components thereof sold by Mobileye, Mobileye will pay Intel a share of the gross profit as described in Schedule 3. Any necessary payment terms regarding payments for the gross profit sharing will be agreed by the parties prior to any payment taking place, in a written agreement signed by the authorized representatives of each party.

5.	Next generation products
5.1.	Prior agreement required. The parties may, by amending this Agreement, agree to undertake the design, development, manufacture, and marketing of a Subsequent Product, such amendment to include:
5.1.1.	internal development licenses to Mobileye for LiDAR Background Technology and LiDAR Foreground Technology solely for the development of the Subsequent Product;
5.1.2.

the details of any joint funding of and profit share for the Subsequent Product (provided that as of the Effective Date the parties have only agreed the funding arrangement and gross profit-sharing model that will apply if an agreement for CVL PIC is concluded under Section 5.4, and any further funding arrangements would be subject to mutual agreement);

5.1.3.	annual plans for the sales and marketing of the Subsequent Product; and
5.1.4.	an SOW for the Project which describes the XVL PIC.

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5.2.

XVL PIC sales and usage restrictions. The provisions of Section 4.2 will apply to any XVL PIC and any Subsequent Product as if the references in that Section to the BVL2 PIC and Initial Product were references to the XVL PIC and Subsequent Product respectively.

5.3.	Manufacture of XVL PIC.
5.3.1.

Mobileye is not licensed to manufacture (or have manufactured) any XVL PIC or grating and mirror wafers. Subject to Section 7, Mobileye may not disclose any Intel Confidential Information (including any information related to the XVL PIC) to any third party without Intel’s prior express written agreement.

5.3.2.

Section 3.1.2 and Section 3.1.3 shall apply to the manufacture of the XVL PIC as if the references in that Section to the BVL2 PIC and Initial Product were references to the XVL PIC and Subsequent Product respectively.

5.4.

CVL. Without limiting the generality of Section 5.1 and Section 5.3, the parties commit to pursuing a collaboration for the design and development, and Intel’s manufacture, of the CVL PIC and grating and mirror wafers, and to negotiating in good faith an agreement for the design and development, and Intel’s manufacture, of the CVL PIC, and grating and mirror wafers, in each case for a Subsequent Product. Schedule 4 sets out the pricing framework for the CVL PIC, and grating and mirror wafers, which will apply if the agreement referred to in this Section is concluded.

6.	Sales Terms.
6.1.

Applicable terms. Any sale by Intel to Mobileye of the BVL2 PIC, XVL PIC, and grating and mirrors (in this Section 6, each, a “Product”), will be on terms to be agreed in writing by the parties, and if no agreement is reached prior to the sale, then Intel’s standard terms and conditions of sale current at the time of sale will apply.

6.2.

Additional services. In the event that Mobileye requests Intel to perform additional services (Including additional quality, testing and reliability services) which Intel would not normally perform for its other customers of products that are similar to the Products, then if Intel agrees in writing to perform the services:

6.2.1.

Mobileye will pay the cost for any capital expenditure required to acquire tooling or other equipment for the agreed services, which costs the parties have agreed in writing (“Mobileye-Only Costs”); or

6.2.2.	Intel may, in its sole discretion, agree to pay the Mobileye-Only Costs, in which case:
(a)	the Mobileye-Only Costs will be added to the costs of the relevant Products sold to Mobileye; and
(b)	if Mobileye terminates the Agreement or the Project or stops purchasing the relevant Products prior to Intel’s full recovery of

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the Mobileye-Only Costs, Mobileye will pay Intel the remaining portion of the Mobileye-Only Costs which Intel did not recover.

6.3.

Non-cancellable, non-reschedulable orders. Unless otherwise expressly agreed in the terms agreed under Section 6.1, purchase orders will be non-cancellable and non-reschedulable (“NCNR”), at a minimum, during the 6 months lead time to Product delivery. Intel may by notice to Mobileye change the NCNR period in its sole discretion depending on market conditions and supply availability.

7.	Subcontractors
7.1.

Use of subcontractors. Subject to Section 7.2, each party may permit its subcontractors (Including ODMs) and agents (together, “Subcontractors”) to perform work for a Project on its behalf, provided that the subcontracting party:

7.1.1.

ensures that, before beginning the work, the Subcontractor signs a confidentiality and restricted use undertaking that is no less protective of the other party than this Agreement (Including any applicable requirements in the CNDA or RUNDA) and, where the Subcontractor is assembling, integrating, or manufacturing the Initial Product or any Subsequent Product for Mobileye, the Subcontractor must also comply with all measures reasonably required by Intel to adequately protect Intel’s Confidential Information and Technology; and

7.1.2.	is and remains responsible for all acts and omissions of its Subcontractors as if the acts and omissions were the subcontracting party’s own.
7.2.

No subcontracting of certain work. Mobileye may not subcontract or otherwise outsource the design or manufacturing of the BVL2 PIC or any XVL PIC, or (without limiting the foregoing) any work that is intended to be done by Intel under this Agreement.

8.	Background IPR.
8.1.	Background IPR and DRA rights. Other than in respect of Mobileye’s assignments to Intel of its IPR to LiDAR Transitional Technology under Section 10.2, nothing in this Agreement:
8.1.1.	assigns or transfers any ownership interest in a party’s Background IPR; or
8.1.2.	affects any rights that accrued to a party under the DRA prior to its termination.
8.2.	Physical property. Nothing in this Agreement transfers a party’s ownership of any physical property that it discloses or provides to the other party under this Agreement.
9.	System Technology.
9.1.	System Technology. Mobileye will solely own all Project IPR in System Technology.

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9.2.

Development License. Mobileye hereby grants to Intel and its Affiliates a world-wide, royalty-free, fully paid-up, non-exclusive, non-sublicensable license under Mobileye’s Trade Secret Rights and Copyrights to System Technology, to the extent to which it is delivered to Intel by Mobileye under this Agreement, to use, copy, and modify the System Technology solely for a Project during the Term. Intel may only disclose the System Technology to its subcontractors under Section 7.

10.	LiDAR Background Technology
10.1.	Ownership. Intel owns and retains ownership of all IPR in the LiDAR Background Technology.
10.2.	LiDAR Transitional Technology.
10.2.1.

Assignment. Mobileye, on behalf of itself and its Affiliates and its Personnel, hereby assigns and agrees to assign to Intel all of its and their right, title, and interest to IPR to LiDAR Transitional Technology without any duty of accounting, and without any duty to obtain the consent of or pay any royalties to Mobileye or its Affiliates to exploit, license, or enforce such rights.

10.2.2.	Invention information. Mobileye will:
(a)

promptly disclose all Inventions in the LiDAR Transitional Technology in writing to Intel (Including all the information set out in Schedule 6A as if references in that Schedule to General Project Inventions were references to Inventions in LiDAR Transitional Technology); and

(b)	track and provide to Intel all Invention Information relating to the Inventions in the LiDAR Transitional Technology.
10.2.3.

Patent filing. Intel may, in its sole discretion, file patent applications claiming the Patent Rights for Inventions in the LiDAR Transitional Technology and may file anywhere in the world, solely in its own name, and at its own expense. Intel need not file any patent application for any such Invention and need not maintain any patent application it has filed.

10.2.4.

License to Non-Assignable IPR. If any part of the assignment under Section 10.2.1 is not possible for any reason, Mobileye on behalf of itself and its Affiliates and its Personnel, hereby grants to Intel and its Affiliates, a world-wide, perpetual, irrevocable, non-terminable, royalty-free, fully paid-up, exclusive (including as to Mobileye and its Affiliates), sublicensable, transferable license under its and their unassigned IPR to LiDAR Transitional Technology to use, disclose, modify, distribute, perform, display, make, have made, license, offer to sell, sell, import, and otherwise dispose of LiDAR Transitional Technology.

11.	LiDAR Foreground Technology Ownership

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11.1.	Ownership. Intel solely owns all IPR to LiDAR Foreground Technology.
11.2.

Assignment. Mobileye, on behalf of itself and its Affiliates and its Personnel, hereby assigns and agree to assign to Intel all of its and their right, title, and interest to IPR to LiDAR Foreground Technology without any duty of accounting, and without any duty to obtain the consent of or pay any royalties to Mobileye or its Affiliates to exploit, license, or enforce such rights.

11.3.

License to Non-Assignable IPR. If any part of the assignment under Section 11.2 is not possible for any reason, Mobileye, on behalf of itself and its Affiliates and its Personnel, hereby grants to Intel and its Affiliates, a world-wide, perpetual, irrevocable, non-terminable, royalty-free, fully paid-up, exclusive (including as to Mobileye and its Affiliates), sublicensable, transferable license under its and their unassigned IPR to LiDAR Foreground Technology to use, disclose, modify, distribute, perform, display, make, have made, license, offer to sell, sell, import, and otherwise dispose of LiDAR Foreground Technology. No license under Mobileye Background IPR is granted under this Section 11.3.

11.4.	Invention information. Mobileye will:
11.4.1.

promptly disclose all Inventions in the LiDAR Foreground Technology in writing to Intel (Including all the information set out in Schedule 6A as if references in that Schedule to General Project Inventions were references to Inventions in LiDAR Foreground Technology); and

11.4.2.	track and provide to Intel all Invention Information relating to all Inventions in the LiDAR Foreground Technology.
11.5.

Patent filing. Intel may, in its sole discretion, file patent applications claiming the Patent Rights for Inventions in the LiDAR Foreground Technology and may file anywhere in the world, solely in its own name, and at its own expense. Intel need not file any patent application for any such Invention and need not maintain any patent application it has filed.

12.	General Project Technology.
12.1.	Mobileye Solely-Created General Project Technology. Mobileye solely owns all Project IPR to General Project Technology that is Solely-Created by its Personnel.
12.2.	Intel Solely-Created General Project Technology. Intel solely owns all Project IPR to General Project Technology that is Solely-Created by its Personnel.
12.3.

Ownership of General Project Technology Patent Rights. The parties will meet as necessary to allocate ownership of Patent Rights to Jointly-Conceived Project Inventions that are General Project Technology by the following selection process. Upon submission of an Invention disclosure for a Jointly-Conceived Project Invention that is General Project Technology, the parties will determine which party will select the first Jointly-Conceived Project Invention. The parties will alternate turns to select subsequent Jointly-Conceived Project Inventions that are General Project Technology until all are selected, such selections to be completed by no later than 6 months after the end of the Term.

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12.4.

Assignment. The Non-Selecting Party, on behalf of itself and its Affiliates and its Personnel, hereby assigns and agrees to assign to the Selecting Party all its and their right, title, and interest in its and their Project Patent Rights in the Project Invention selected by the Selecting Party under Section 12.3 without any duty of accounting, and without any duty to obtain the Non-Selecting Party’s (or its Affiliates’) consent or to pay any royalties to the Non-Selecting Party or its Affiliates to exploit, license, or enforce such rights. The Selecting Party will exclusively own all Project Patent Rights in the Project Invention selected under Section 12.3.

12.5.

Joint General Project Technology Patent License. The party that solely owns Project Patent Rights to a Jointly-Conceived Invention which is General Project Technology (a “General Joint Invention”) hereby grants to the other party and its Affiliates, a world-wide, perpetual, irrevocable, non-terminable, royalty-free, fully paid-up, non-exclusive, non-sublicensable (except as permitted under the Subsidiary Agreement), non-transferable (except as permitted by Section 23.3 (Assignment)) license under its Project Patent Rights in General Joint Inventions to (A) make, use, offer to sell, sell, import, and otherwise exploit and dispose of any General Joint Invention that is embodied in or used in the other party’s products or services, and (B) practice and have practiced any General Joint Invention in that party’s manufacturing or services.

12.6.

Ownership of Other General Project IPR. The parties will jointly own the Copyrights and Trade Secret Rights in General Project Technology that is not Solely-Created. Each party hereby assigns (on behalf of itself and its Affiliates and Personnel) to the other party an equal, undivided ownership interest in the Copyrights and Trade Secret Rights in works that are General Project Technology that are not Solely-Created.

12.7.

Rights. Subject to the confidentiality restrictions in Section 15.3, regardless of the ownership of the Trade Secret Rights and Copyrights under national law, each party, may use, modify, disclose, reproduce, perform, display, disclose, and distribute General Project Technology described in Section 12.6 as if the Trade Secret Rights and Copyrights in that General Project Technology were solely owned by that party, without any duty of accounting and without any duty to obtain the other party’s consent or to pay any compensation to the other party in order to exploit, license, assign, or enforce those rights.

13.	License for development of Initial Product.
13.1.

Express licenses only. Neither party grants any implied licenses to the other party under any legal theory. The only licenses granted in this Agreement are the express licenses in Sections 9.2, 10.2.4, 11.3, 12.5 and 13.2. Without limiting the foregoing, neither party is licensed to modify the other party's Technology or use it to create new Technology, unless and to the extent expressly stated in this Agreement. Nothing in this Agreement requires or will be treated as requiring either party to grant any additional license.

13.2.	License to Identified LiDAR Technology. Subject to the terms of this Agreement, Intel hereby grants to Mobileye and its Affiliates a world-wide, royalty-free, fully

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paid-up, non-exclusive, non-sublicensable, non-transferable (except as permitted by Section 23.3 (Assignment)) license during the Term, under Intel’s Trade Secret Rights and Copyrights to Identified LiDAR Technology to use, copy, and modify the Identified LiDAR Technology only for development of the Initial Product only when used and sold in accordance with Section 4.2. Identified LiDAR Technology licensed under this Section 13.2 may only be disclosed to subcontractors under Section 7.

13.3.	Patent Filing Restriction.
13.3.1.

During the development of the Initial Product and any Subsequent Products, and for five years from the completion of the last Subsequent Product, Mobileye must not file a patent application based on or using the LiDAR Background Technology, LiDAR Foreground Technology, or information in the LiDAR patents set out in Schedule 5C, except with the prior written approval of the Director of the Intel Patent Group.

13.3.2.

Mobileye may not disclose any Intel Confidential Information that is LiDAR Background Technology or LiDAR Foreground Technology in any patent application at any time without written permission from the Director of the Intel Patent Group.

13.3.3.

During the period referred to in Section 13.3.1, Mobileye must disclose any LiDAR Invention to Intel upon submission to Mobileye’s docketing system and consult with Intel prior to filing any LiDAR patent application to remove any Intel Confidential Information or Technology disclosed in the patent application.

13.4.

Patent Defense. If Mobileye or its Affiliate is sued by a practicing company for infringement of a LiDAR patent, Intel will assist Mobileye or its Affiliate in accordance with the terms and procedures in Schedule 8.

14.	LiDAR Non-Compete.
14.1.

Scope of non-compete. During the LiDAR Non-Compete Term, Intel will not: (a) sell to a customer other than Mobileye and its Affiliates a PIC that implements the specific BVL2 PIC layout design for an external environment-sensing FMCW LiDAR sensor system for ADAS in Automobiles or autonomous Automobiles; or (b) sell to a customer other than Mobileye and its Affiliates a Substantially Similar Product. Intel may Co-Develop a Substantially Similar Product with a third party, subject to the third-party agreeing not to sell the Co-Developed Substantially Similar Product during the LiDAR Non-Compete Term.

14.2.

No publicity. During the LiDAR Non-Compete Term, Intel will not make or approve a public announcement mentioning Intel’s name, regarding an Intel Co-Developed, external environment-sensing FMCW LiDAR sensor system for Automobiles.

14.3.	No restriction on acquired companies or foundry services. Except for Section 14.1(a), nothing in this Section 14 applies to any company acquired by Intel at any time or to Intel’s foundry services

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14.4.

No further restrictions. Other than the express restrictions in this Section 14 and subject to Mobileye’s right to exclusively market the Initial Product if so agreed under Section 4.1 and in accordance with Section 4.2, nothing precludes Intel’s collaboration, disclosure, development, manufacturing, marketing, sale, or other exploitation of the whole or any part of the Initial Product or any Subsequent Product or any associated LiDAR technology.

15.	Patent filing provisions
15.1.	Schedule 6. The parties will comply with the provisions of Schedule 6.
15.2.

Cooperation in Applying for Patents. Each party who is assigning Patent Rights will assist the assignee by doing the following promptly when requested at its own expense: (A) execute and deliver assignment documents; (B) cause its Personnel, Including inventors of Inventions, to cooperate with filing patent applications, without charging the other party for the time of its Personnel; (C) pay any compensation relating to patent filing or use of its Personnel’s invention rights without right of reimbursement.

15.3.

Confidentiality of Inventions. Without prejudice to Mobileye’s obligations under Section 13.3, the party that does not own the Patent Rights to an Invention under this Agreement will protect the Invention Information in the same manner it protects its own Confidential Information until the earlier of the date: (A) that is 5 years after the date of allocation of ownership of the Patent Rights under this Agreement; or (B) on which the information is no longer confidential, Including when a patent application for the Invention, if any, is published. A party that does not own the Patent Rights in an Invention may request that the other party provide a waiver in writing of the time requirement to maintain confidentiality.

16.	Confidentiality.
16.1.

CNDA. The CNDA governs the exchange of information between the parties, save that the express trade secret licenses in this Agreement may allow the parties to use and disclose licensed information more broadly than the terms in the CNDA.

16.2.

RUNDA. The parties may also enter into a RUNDA for certain highly Confidential Information. Notwithstanding the license terms in this Agreement, the RUNDA terms will govern each party’s disclosure and protection obligations related to Confidential Information disclosed under a RUNDA.

16.3.

Third party information. Mobileye will also take reasonable measures to protect third party confidential information from disclosure that it receives through Intel, and Mobileye will fulfill all instructions from Intel for compliance with Intel’s agreements with third parties.

17.	Disclaimer and Limitation of Liability.
17.1.

Disclaimer. Except for the warranties expressly set forth in this Agreement, and subject to Section 17.5, each party and its Affiliates hereby expressly disclaims all representations and warranties, Including implied warranties of

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merchantability, non-infringement, and fitness for a particular purpose. Neither party makes any representations or warranties about the validity or enforceability of any IPR.

17.2.

Limitation of Liability. Except for claims described in Section 17.4, neither party or its Affiliates will be liable for indirect, incidental, exemplary, punitive, consequential, or special damages arising out of this Agreement, or any damages from the loss of profits, revenue, production, use, or data, whether direct or indirect and regardless of whether those damages arise in contract or tort or whether the parties are aware of the possibility of those damages.

17.3.

Liability cap. Except for claims described in Section 17.4 and Section 17.5, the aggregate liability of either party and its Affiliates arising out of or related to this Agreement, regardless of the form of any claim, action, or theory of liability (Including contract, tort, or statute), will not exceed the aggregate amounts paid or payable by Mobileye to Intel under this Agreement for development services. Multiple claims will not increase this limitation.

17.4.

Unlimited Liability. No limitation will apply to any claim of infringement of Intellectual Property Rights, breach of a license or confidentiality obligation Including Section 16, or any liability which cannot be limited under applicable law.

17.5.

Product warranties and liabilities. Intel’s standard terms and conditions of sale or any other terms agreed by the parties pursuant to Section 6 set forth the exclusive warranties, remedies, and liabilities applicable to the products sold by Intel to Mobileye.

18.	Notices and Approvals.
18.1.	Notices.
18.1.1.

Notices given or required to be given under this Agreement must be written and in English and sent to both the mailing and email address specified below along with a copy of this Agreement. Email delivery alone for a notice of breach of this Agreement or termination is insufficient. Paper copies must be sent by overnight courier or registered or certified mail, with online tracking information supplied by email to the recipient.

18.1.2.	Each notice is considered duly given 7 Days after being sent.
18.1.3.	When this Agreement specifies a time period for sending a notice, a day is any calendar day, unless Days are specified.
18.1.4.	Nothing in this Section 18 relates to service of process.
18.1.5.	Unless changed by notice, all notices must be addressed as follows:
Mobileye:	Intel:
MOBILEYE VISION TECHNOLOGIES LTD	INTEL CORPORATION

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13 Hartom St. Har Hotzvim, Jerusalem, Israel 9777513 Attn: Mobileye General Legal Counsel With a copy, which will not be notice, to: legal@mobileye.com

2200 Mission College Blvd.

Santa Clara, CA 95054

Attn: General Counsel

Reference ID: Miriam Ezrachi
Technology and Services Agreement

With a copy, which will not be notice, to: Intel-Legal-Notices@intel.com

With an email copy, which will not be notice, to Jack Weast.

And with a copy, which will not be notice, to:
Intel Corporation
Post Contract Management, M/S

FM1-53
1900 Prairie City Road
Folsom, CA 95630
Email: post.contract.mgmt@intel.com

18.2.

Approvals. Where this Agreement provides that Intel’s written agreement or approval is required, then unless otherwise specified in the Agreement, such agreement or approval is a prior written agreement or approval, given either (a) in a written agreement signed by authorized representatives of the parties; or (b) expressly by an Intel Corporate Vice President or higher-grade executive.

19.	Termination.
19.1.

Term. This Agreement begins on the Effective Date, and unless terminated earlier in accordance with this Section 19, continues until the tenth anniversary of the Effective Date (“Initial Term”), and thereafter will be automatically extended for successive 24-month periods.

19.2.	Termination for Convenience. Either party may terminate the Agreement at any time for any reason by giving no less than 24 months’ prior written notice.
19.3.

Termination for Material Breach. Either party may terminate this Agreement or an SOW for a material breach. A notice must state the provisions that have been breached and the facts establishing a breach. Except for payment breaches, which must be cured within 30 Days of notice, and breaches which cannot be cured, the parties must follow the dispute resolution process in Section 20 and allow the breaching party an opportunity to cure before the Agreement or the SOW will terminate.

19.4.	Business exit by Intel. As of the Effective Date, Intel does not intend to shut down the factory operations for silicon photonics or sell or transfer the factory

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operation for silicon photonics to an unrelated third party (“Exit”) before the launch of the CVL PIC. However, if Intel decides to Exit:

19.4.1.	Intel must give Mobileye 24 months’ notice of its decision; and
19.4.2.	Mobileye may terminate this Agreement at any time during the first 6 months of the notice period in Section 19.4.1 by giving Intel 30 days’ notice.
19.5.

Obligations Following Intel’s Notice of Termination for Convenience or Exit. If Intel provides notice of termination for convenience under Section 19.2 or notice of an Exit under Section 19.4, and Mobileye has not terminated the agreement as set forth in Section 19.4.2, then with respect to Projects agreed in writing signed between the parties:

19.5.1.

Intel will timely enter into discussions with a third party with a view to the third party taking over the manufacturing of the BVL2 PIC for the Initial Product or the XVL PIC (including the CVL PIC) for the Subsequent Product (as the case may be), subject to Intel reaching agreement with the third party on contractual provisions acceptable to Intel (at Intel’s sole discretion reasonably exercised in good faith) and which (without limiting the foregoing):

(a)	are sufficiently protective of Intel’s confidential information and Technology;
(b)

set out the extent of and remuneration for Intel development services required by the third party to enable it to manufacture the BVL2 PIC or the XVL PIC (including the CVL PIC) (as the case may be); and

(c)

set out the commercial and legal aspects of licensing and manufacturing the BVL2 PIC or the XVL PIC (including the CVL PIC) (as the case may be), Including licenses of Intel Technology which Intel considers are necessary to enable the development and manufacture; and

19.5.2.	the parties will amend the Agreement to:
(a)

ensure that Mobileye has the necessary development licenses to LiDAR Background Technology and LiDAR Foreground Technology for the BVL2 PIC or the XVL PIC (including the CVL PIC) (as the case may be) to cover the period during which Intel is negotiating with the third-party manufacturer, and thereafter for the appropriate period, if the third-party manufacturing agreement is concluded; and

(b)	provide for termination of the licenses so extended if Intel gives notice of its determination that the third-party manufacturing agreement cannot be concluded, despite reasonable efforts to do so.
19.6.	Product development suspension and business exit by Mobileye.

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19.6.1.	Exit. If Mobileye decides to exit the business of LiDAR sensor development or sale:
(a)	Mobileye must give Intel 12 months’ notice of its decision; and
(b)	Intel may terminate this Agreement by giving 30 days’ notice.
19.6.2.

Notice of suspension. If Mobileye intends to suspend the development of the Initial Product or any Subsequent Product for at least 6 months (such 6-month period, a “Suspension”), or if a Suspension has occurred, Mobileye must as soon as reasonably possible give prior notice to Intel specifying the date of the last day of the Suspension. Intel may terminate the relevant SOW immediately by notice on the day after the last day of the Suspension.

19.6.3.

Confirmation of suspected suspension. If Intel reasonably believes that Suspension (as defined above) has occurred or will occur, it may in writing request Mobileye’s confirmation, and Mobileye must within 10 Days of the request give Intel notice either denying the Suspension, or confirming the Suspension and specifying the date on which it began. Intel may terminate the relevant SOW immediately by notice:

(a)	if Mobileye confirms that the Suspension has occurred;
(b)	on the day after the last day of the Suspension; or
(c)	if Mobileye does not give Intel the notice referred to in this Section 19.6.3 within 10 Days of Intel’s request.
19.7.

Termination for Bankruptcy or Insolvency. This Agreement will terminate automatically and without notice if a party becomes the subject of any voluntary or involuntary insolvency, cession, liquidation, winding up, bankruptcy, reorganization, rearrangement, receivership, assignment for the benefit of creditors, or similar proceedings under applicable law, Including the U.S. Bankruptcy Code or any foreign equivalent.

19.8.

SOW Term. Subject to Sections 19.6 and 19.9.2, each SOW will be effective and binding on the respective parties for the term specified in the SOW (“SOW Term”), and termination of an SOW will be effective in accordance with the provisions of that individual SOW.

19.9.	General consequences of termination. If this Agreement expires or is terminated for any reason, then:
19.9.1.	the license in Section 13.2 immediately terminates and Mobileye will not have any further right to use any LiDAR Background Technology or LiDAR Foreground Technology;
19.9.2.	any SOWs then in force will terminate immediately; and
19.9.3.	termination of this Agreement will not affect any rights, remedies, obligations, or liabilities of the parties that have accrued up to the date of termination.

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19.10.	Effect of termination of SOW.
19.10.1.

Upon termination of this Agreement and subject to Section 19.10.2, each party will return or (at the owning party’s option) destroy all Technology of the other party disclosed or created for a Project and deactivate all access to the other party’s physical and electronic property.

19.10.2.

After termination of this Agreement, Mobileye may retain hardware products purchased from Intel and any Technology which the parties agree is necessary for support and maintenance of products sold to third parties.

20.	Dispute Resolution.
20.1.

Subject to Section 20.2, any dispute arising out of or relating to this Agreement, Including any allegation of a material breach other than an allegation related to non-payment, will be resolved as follows: A party will send notice of the dispute or material breach, Including a detailed description of the issues and relevant supporting documents. Management from each party will then try to resolve the dispute. If the parties do not resolve the dispute within 30 calendar days after the dispute notice, either party may send notice of a demand for mediation. The parties will then try to resolve the dispute with a mediator. If the parties do not resolve the dispute within 60 calendar days after the mediation demand, either party may begin litigation or the party alleging the material breach may terminate this Agreement.

20.2.

Either party may at any time may seek an injunction or other equitable remedies for misappropriation of trade secrets, breach of confidentiality obligations, or infringement of IPR, without complying with the process in Section 20.1.

21.

Survival. Sections 1, 3.1.1, 4.2, 4.3, 5.2, 5.3.1, 6.1, 6.2, 6.3, 7.1.2, 7.2, 8, 9.1, 10, 11, 12, 13.1, 13.3, 13.4, 14, 15, 16, 17, 18, 19.5, 19.9, 19.10, 20, 21, 22, and 23, and the Schedules and Exhibits to which they refer, will survive termination of this Agreement.

22.	Entire Agreement.
22.1.

This Agreement contains the complete and exclusive agreement between the parties concerning its subject matter, and supersedes all prior and contemporaneous agreements, understandings, representations, warranties, and communications between the parties relating to its subject matter.

22.2.

This Agreement Including its termination, has no effect on any signed non-disclosure agreements between the parties (Including the CNDA and RUNDAs), which remain in full force and effect as separate agreements according to their terms.

22.3.	The express provisions of this Agreement control over any course of performance, course of dealing, or usage of the trade inconsistent with any of the provisions of this Agreement.

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23.	General.
23.1.	Amendments. No amendment or modification to this Agreement will be effective unless in writing and signed by authorized representatives of the parties.
23.2.

Anti-Reliance. Each party agrees that, in entering into this Agreement, (A) it has relied solely on the results of its own investigation of the facts and circumstances, its own business judgment, and the express terms and conditions in this Agreement, and (B) it has not relied on and is not entitled to rely on any oral or written understanding, condition, representation, warranty, or communication that is not expressly set forth in this Agreement.

23.3.

Assignment. Subject to Section 23.4, neither party may assign any rights or delegate any duties under this Agreement, in whole or in part, whether by contract, operation of law or otherwise without the prior written consent of the other party, and any attempt to assign any rights, duties, or obligations without the other party’s written consent will be a material breach of this Agreement and will be null and void. This Agreement will bind and inure to the benefit of the respective parties and their permitted successors and assigns.

23.4.	Permitted assignments. Consent is not required under Section 23.3 for Intel to assign or delegate all or any of its rights or obligations under this Agreement to any Intel Entity.
23.5.

Conflicts Among Documents. If there is any conflict between the provisions of Sections 1 through 23 of this Agreement and any term in a document included or referenced in this Agreement, the following order of precedence for determining which terms will control is: (A) any RUNDA; (B) the provisions of Sections 1 through 23 of this Agreement; (C) the SOWs; (D) the CNDA.

23.6.	Expenses. Unless otherwise specified in this Agreement or an SOW, each party is responsible for its own expenses associated with negotiating and performing under this Agreement.
23.7.	Force Majeure.
23.7.1.

Party not liable. A party is not liable for its delay in performing, or its failure to perform, any obligations under this Agreement to the extent that the delay or failure to perform is caused by a Force Majeure Event.

23.7.2.

Notice required. A party seeking to excuse its delay in performing or failure to perform must give prompt written notice of the Force Majeure Event after it occurs and describe the circumstances causing, and the anticipated duration of, any actual or anticipated delay or failure to perform.

23.7.3.	Best efforts to minimize. A party seeking to excuse its delay in performing or failure to perform must use best efforts to minimize the effects and duration of its nonperformance.

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23.7.4.

Non-waiver of Common Law Defenses. The rights and remedies in this Section 23.7 are in addition to any other rights and remedies provided by law or in equity, Including the doctrines of impossibility of performance or frustration of purpose

23.8.	Headings. The section and paragraph headings in this Agreement are for convenience of reference only and must not affect the interpretation of this Agreement.
23.9.

Independent Development. Except for the restrictions in Sections 3.1.1, 4.2, 5.3.1, 7.2 and 14, this Agreement does not preclude either party from: (a) independently designing, developing, making, marketing, or distributing any technologies or products; or (b) entering into any arrangements with third parties, Including evaluating or acquiring a third party’s technologies or products.

23.10.

No partnership. Notwithstanding anything to the contrary herein, this Agreement does not constitute, and shall not be construed as constituting, a partnership or joint venture, grant of a franchise between Intel and Mobileye (or any of their respective Affiliates), fiduciary, or similar relationship.

23.11.

No Construction Against the Drafter. Both parties will be considered to have drafted this Agreement, and each party waives any rule of construction that ambiguities will be construed against the drafting party.

23.12.	Payment and Tax
23.12.1.

The terms “gross profit”, “cost of goods sold”, and “gross margin” in this Agreement are defined in accordance with US GAAP unless expressly agreed otherwise in writing signed by authorized representatives of both parties.

23.12.2.

Transaction Taxes. Notwithstanding anything to the contrary herein, a party making a payment under this Agreement (“Payor”) will pay all applicable transaction taxes, Including sales and use taxes, value added taxes, duties, customs, tariffs, and other government-imposed transactional charges (“Transaction Taxes”). The party receiving payments under this Agreement (“Recipient”) will separately state on its invoices the Transaction Taxes that Recipient is required to collect under applicable law. Payor will provide proof of any exemption from Transaction Taxes to Recipient at least 15 Days prior to the due date to paying an invoice. Recipient will cooperate with Payor in minimizing any Transaction Taxes to the extent permitted by applicable law. If Recipient fails to collect required Transaction Taxes from Payor, Payor’s liability will be limited to the Transaction Tax assessment, with no reimbursement for penalty or interest charges.

23.12.3.

Withholding Taxes. If applicable, Payor will be entitled to deduct or withhold from amounts payable to Recipient under this Agreement any withholding taxes required to be deducted or withheld under applicable law and pay to Recipient the remaining net amount. Payor

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will remit, and provide Recipient with evidence that Payor has remitted, the withholding taxes to the appropriate taxing authority. If within 15 Days prior to the due date for any Payor payment, Recipient provides Payor with valid certificate or other documentation demonstrating that Recipient is exempt from withholding taxes, or a lower rate of withholding tax applies, then Payor will, as appropriate, not deduct or withhold from any payment to Recipient or apply the lower rate to the payment.

For the avoidance of doubt, each party is responsible for its own respective income taxes or taxes based on gross revenues or gross receipts.

23.13.

Trade Compliance. A party’s provision of Technology must be in in compliance with all applicable trade laws and regulations. Each party will not export or re-export, either directly or indirectly, any technical data, software, process, product, service, or system obtained from the other party, without first complying with applicable government laws and regulations governing the export, re-export, and import of those items. Upon a party’s request, the other party agrees to provide export classifications, Harmonized Tariff Schedule classifications, or other information necessary for compliance with applicable trade laws and regulations for all Technology provided under this Agreement.

23.14.

Third Party Rights. This Agreement is made for the benefit of Mobileye and Intel and is not intended to benefit or be enforceable by any third party. The rights of Mobileye and Intel to terminate, rescind, amend, waive, or vary any term of, or to settle disputes regarding, this Agreement, are not subject to the consent of any third party.

23.15.

Waiver. No waiver of any provision of this Agreement will be valid unless in a writing signed by the waiving party that specifies the provision being waived. A party’s failure or delay in enforcing any provision of this Agreement will not operate as a waiver.

23.16.

Severability. If a court holds a part of this Agreement unenforceable, the court will modify that part to the minimum extent necessary to make that part enforceable, or if necessary, sever that part. The rest of this Agreement remains fully enforceable.

23.17.	Governing Law. Delaware and United States law governs this Agreement and any dispute arising out of or relating to it without regard to conflict of laws principles.
23.18.

Jurisdiction. The state and federal courts in Wilmington, Delaware will have exclusive jurisdiction over any dispute arising out of or relating to this Agreement, Including claims of breach of confidentiality or trade secret misappropriation. The parties consent to personal jurisdiction and venue in those courts.

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Agreed:

Intel Corporation		Mobileye Vision Technologies Ltd.

Signature:	/s/ Patrick Bombach	Signature:	/s/ Amnon Shashua

Printed Name:	Patrick Bombach	Printed Name:	Amnon Shashua

Title:	Vice President	Title:	Authorized Signatory

Date Signed:	October 25, 2022	Date Signed:	October 25, 2022